# SEC Schedule 13G/A (Amendment No. 1) — Beneficial ownership report by passive or exempt holders of more than 5% of a class (short form)

Issuer: Viper Energy Inc., CIK 0002074176
CUSIP: 64361Q101
Title of class of securities: Class A Common Stock, $0.000001 Par Value
Address of issuer's principal executive offices: 500 West Texas Ave, Suite 100, Midland, Texas (TX), 79701
Date of event which requires filing of this statement: 03/31/2026
Filed pursuant to Rule 13d-1(d)
Filed by CIK 0001404073

## Reporting persons
- BX Royal Aggregator LP: type of reporting person: partnership (PN); citizenship or place of organization: Delaware (DE); does not affirm membership in a group (box b); sole voting power 215,534; shared voting power 0; sole dispositive power 215,534; shared dispositive power 0; aggregate amount beneficially owned 215,534 (0.1% of the class)
- BCP VI/BEP Holdings Manager L.L.C.: type of reporting person: other (OO); citizenship or place of organization: Delaware (DE); does not affirm membership in a group (box b); sole voting power 215,534; shared voting power 0; sole dispositive power 215,534; shared dispositive power 0; aggregate amount beneficially owned 215,534 (0.1% of the class)
- Blackstone Energy Management Associates L.L.C.: type of reporting person: other (OO); citizenship or place of organization: Delaware (DE); does not affirm membership in a group (box b); sole voting power 0; shared voting power 215,534; sole dispositive power 0; shared dispositive power 215,534; aggregate amount beneficially owned 215,534 (0.1% of the class)
- Blackstone Management Associates VI L.L.C.: type of reporting person: other (OO); citizenship or place of organization: Delaware (DE); does not affirm membership in a group (box b); sole voting power 0; shared voting power 215,534; sole dispositive power 0; shared dispositive power 215,534; aggregate amount beneficially owned 215,534 (0.1% of the class)
- Blackstone EMA L.L.C.: type of reporting person: other (OO); citizenship or place of organization: Delaware (DE); does not affirm membership in a group (box b); sole voting power 0; shared voting power 215,534; sole dispositive power 0; shared dispositive power 215,534; aggregate amount beneficially owned 215,534 (0.1% of the class)
- BMA VI L.L.C.: type of reporting person: other (OO); citizenship or place of organization: Delaware (DE); does not affirm membership in a group (box b); sole voting power 0; shared voting power 215,534; sole dispositive power 0; shared dispositive power 215,534; aggregate amount beneficially owned 215,534 (0.1% of the class)
- RRR Aggregator LLC: type of reporting person: other (OO); citizenship or place of organization: Delaware (DE); does not affirm membership in a group (box b); sole voting power 284,466; shared voting power 0; sole dispositive power 284,466; shared dispositive power 0; aggregate amount beneficially owned 284,466 (0.1% of the class)
- BX Primexx Topco LLC: type of reporting person: other (OO); citizenship or place of organization: Delaware (DE); does not affirm membership in a group (box b); sole voting power 284,466; shared voting power 0; sole dispositive power 284,466; shared dispositive power 0; aggregate amount beneficially owned 284,466 (0.1% of the class)
- BCP VII/BEP II Holdings Manager L.L.C.: type of reporting person: other (OO); citizenship or place of organization: Delaware (DE); does not affirm membership in a group (box b); sole voting power 284,466; shared voting power 0; sole dispositive power 284,466; shared dispositive power 0; aggregate amount beneficially owned 284,466 (0.1% of the class)
- Blackstone Energy Management Associates II L.L.C.: type of reporting person: other (OO); citizenship or place of organization: Delaware (DE); does not affirm membership in a group (box b); sole voting power 0; shared voting power 284,466; sole dispositive power 0; shared dispositive power 284,466; aggregate amount beneficially owned 284,466 (0.1% of the class)
- Blackstone Management Associates VII L.L.C.: type of reporting person: other (OO); citizenship or place of organization: Delaware (DE); does not affirm membership in a group (box b); sole voting power 0; shared voting power 284,466; sole dispositive power 0; shared dispositive power 284,466; aggregate amount beneficially owned 284,466 (0.1% of the class)
- Blackstone EMA II L.L.C.: type of reporting person: other (OO); citizenship or place of organization: Delaware (DE); does not affirm membership in a group (box b); sole voting power 0; shared voting power 284,466; sole dispositive power 0; shared dispositive power 284,466; aggregate amount beneficially owned 284,466 (0.1% of the class)
- BMA VII L.L.C.: type of reporting person: other (OO); citizenship or place of organization: Delaware (DE); does not affirm membership in a group (box b); sole voting power 0; shared voting power 284,466; sole dispositive power 0; shared dispositive power 284,466; aggregate amount beneficially owned 284,466 (0.1% of the class)
- Blackstone Holdings III L.P.: type of reporting person: partnership (PN); citizenship or place of organization: Delaware (DE); does not affirm membership in a group (box b); sole voting power 500,000; shared voting power 0; sole dispositive power 500,000; shared dispositive power 0; aggregate amount beneficially owned 500,000 (0.3% of the class)
- Blackstone Holdings III GP L.P.: type of reporting person: partnership (PN); citizenship or place of organization: Delaware (DE); does not affirm membership in a group (box b); sole voting power 500,000; shared voting power 0; sole dispositive power 500,000; shared dispositive power 0; aggregate amount beneficially owned 500,000 (0.3% of the class)
- Blackstone Holdings III GP Management L.L.C.: type of reporting person: other (OO); citizenship or place of organization: Delaware (DE); does not affirm membership in a group (box b); sole voting power 500,000; shared voting power 0; sole dispositive power 500,000; shared dispositive power 0; aggregate amount beneficially owned 500,000 (0.3% of the class)
- Blackstone Inc.: type of reporting person: corporation (CO); citizenship or place of organization: Delaware (DE); does not affirm membership in a group (box b); sole voting power 500,000; shared voting power 0; sole dispositive power 500,000; shared dispositive power 0; aggregate amount beneficially owned 500,000 (0.3% of the class)
- Blackstone Group Management L.L.C.: type of reporting person: other (OO); citizenship or place of organization: Delaware (DE); does not affirm membership in a group (box b); sole voting power 500,000; shared voting power 0; sole dispositive power 500,000; shared dispositive power 0; aggregate amount beneficially owned 500,000 (0.3% of the class)
- Stephen A. Schwarzman: type of reporting person: individual (IN); citizenship or place of organization: United States (X1); does not affirm membership in a group (box b); sole voting power 500,000; shared voting power 0; sole dispositive power 500,000; shared dispositive power 0; aggregate amount beneficially owned 500,000 (0.3% of the class)

## Item 1. Issuer
Name of issuer: Viper Energy Inc.
Address of issuer's principal executive offices: 500 West Texas Ave., Suite 100, Midland Texas 79701

## Item 2. Person Filing
Name of person filing:
Each of the following is hereinafter individually referred to as a "Reporting Person" and collectively as the "Reporting Persons." This statement is filed on behalf of:

(i) BX Royal Aggregator LP
c/o Blackstone Inc.
345 Park Avenue
New York, NY 10154
Citizenship: State of Delaware

(ii) BCP VI/BEP Holdings Manager L.L.C.
c/o Blackstone Inc.
345 Park Avenue
New York, NY 10154
Citizenship: State of Delaware

(iii) Blackstone Energy Management Associates L.L.C.
c/o Blackstone Inc.
345 Park Avenue
New York, NY 10154
Citizenship: State of Delaware

(iv) Blackstone Management Associates VI L.L.C.
c/o Blackstone Inc.
345 Park Avenue
New York, NY 10154
Citizenship: State of Delaware

(v) Blackstone EMA L.L.C.
c/o Blackstone Inc.
345 Park Avenue
New York, NY 10154
Citizenship: State of Delaware

(vi) BMA VI L.L.C.
c/o Blackstone Inc.
345 Park Avenue
New York, NY 10154
Citizenship: State of Delaware

(vii) RRR Aggregator LLC
c/o Blackstone Inc.
345 Park Avenue
New York, NY 10154
Citizenship: State of Delaware

(viii) BX Primexx Topco LLC
c/o Blackstone Inc.
345 Park Avenue
New York, NY 10154
Citizenship: State of Delaware

(ix) BCP VII/BEP II Holdings Manager L.L.C.
c/o Blackstone Inc.
345 Park Avenue
New York, NY 10154
Citizenship: State of Delaware

(x) Blackstone Energy Management Associates II L.L.C.
c/o Blackstone Inc.
345 Park Avenue
New York, NY 10154
Citizenship: State of Delaware

(xi) Blackstone Management Associates VII L.L.C.
c/o Blackstone Inc.
345 Park Avenue
New York, NY 10154
Citizenship: State of Delaware

(xii) Blackstone EMA II L.L.C.
c/o Blackstone Inc.
345 Park Avenue
New York, NY 10154
Citizenship: State of Delaware

(xiii) BMA VII L.L.C.
c/o Blackstone Inc.
345 Park Avenue
New York, NY 10154
Citizenship: State of Delaware

(xiv) Blackstone Holdings III L.P.
c/o Blackstone Inc.
345 Park Avenue
New York, NY 10154
Citizenship: State of Delaware

(xv) Blackstone Holdings III GP L.P.
c/o Blackstone Inc.
345 Park Avenue
New York, NY 10154
Citizenship: State of Delaware

(xvi) Blackstone Holdings III GP Management L.L.C.
c/o Blackstone Inc.
345 Park Avenue
New York, NY 10154
Citizenship: State of Delaware

(xvii) Blackstone Inc.
345 Park Avenue
New York, NY 10154
Citizenship: State of Delaware

(xviii) Blackstone Group Management L.L.C.
c/o Blackstone Inc.
345 Park Avenue
New York, NY 10154
Citizenship: State of Delaware

(xix) Stephen A. Schwarzman
c/o Blackstone Inc.
345 Park Avenue
New York, NY 10154
Citizenship: United States
Address of principal business office or, if none, residence: See Item 2(a).
Citizenship: See Item 2(a).

## Item 3. If this statement is filed pursuant to Rules 13d-1(b) or 13d-2(b) or (c), type of person filing
Not applicable.

## Item 4. Ownership
Amount beneficially owned:
The information required by Items 4(a)-(c) with respect to each Reporting Person is set forth in Rows 5-11 of the applicable cover page hereto, and is incorporated herein by reference.

As of March 31, 2026, the Reporting Persons may be deemed to beneficially own an aggregate of 500,000 shares of Class A common stock, $0.000001 par value (the "Class A Common Stock") as follows: BX Royal Aggregator LP directly holds 215,534 shares of Class A Common Stock and RRR Aggregator LLC directly holds 284,466 shares of Class A Common Stock. BX Royal Aggregator LP and RRR Aggregator LLC are together referred to herein as the "Blackstone Funds."

BCP VI/BEP Holdings Manager L.L.C. is the general partner of BX Royal Aggregator LP. Blackstone Energy Management Associates L.L.C. and Blackstone Management Associates VI L.L.C. are the managing members of BCP VI/BEP Holdings Manager L.L.C. Blackstone EMA L.L.C. is the sole member of Blackstone Energy Management Associates L.L.C. BMA VI L.L.C. is the sole member of Blackstone Management Associates VI L.L.C.
BX Primexx Topco LLC is the sole member of RRR Aggregator LLC. BCP VII/BEP II Holdings Manager L.L.C. is the managing member of BX Primexx Topco LLC. Blackstone Energy Management Associates II L.L.C. and Blackstone Management Associates VII L.L.C. are the managing members of BCP VII/BEP II Holdings Manager L.L.C. Blackstone EMA II L.L.C. is the sole member of Blackstone Energy Management Associates II L.L.C. BMA VII L.L.C. is the sole member of Blackstone Management Associates VII L.L.C.

Blackstone Holdings III L.P. is the managing member of each of BMA VI L.L.C., Blackstone EMA L.L.C., BMA VII L.L.C. and Blackstone EMA II L.L.C. Blackstone Holdings III GP L.P. is the general partner of Blackstone Holdings III L.P. Blackstone Holdings III GP Management L.L.C. is the general partner of Blackstone Holdings III GP L.P.

Blackstone Inc. ("Blackstone") is the sole member of Blackstone Holdings III GP Management L.L.C. The sole holder of the Series II preferred stock of Blackstone is Blackstone Group Management L.L.C. Blackstone Group Management L.L.C. is wholly-owned by Blackstone's senior managing directors and controlled by its founder, Stephen A. Schwarzman.

Information with respect to each Reporting Person is given solely by such Reporting Person, and no Reporting Person assumes responsibility for the accuracy or completeness of the information furnished by another Reporting Person. Each such Reporting Person may be deemed to beneficially own the Class A Common Stock beneficially owned directly by the Blackstone Funds or indirectly controlled by it or them, but neither the filing of this Schedule 13G nor any of its contents shall be deemed to constitute an admission that any Reporting Person (other than the Blackstone Funds to the extent they directly hold Issuer securities reported herein) is the beneficial owner of the Class A Common Stock referred to herein for purposes of Section 13(d) of the Securities Exchange Act of 1934, as amended (the "Act"), or for any other purpose and each of the Reporting Persons expressly disclaims beneficial ownership of such shares of Class A Common Stock. The filing of this statement should not be construed to be an admission that any member of the Reporting Persons are members of a "group" for the purposes of Sections 13(d) and 13(g) of the Act.
Percent of class:
Each of the Reporting Persons may be deemed to be the beneficial owner of the percentage of shares of Class A Common Stock listed on such Reporting Person's cover page, calculated under Rule 13d-3 of the Act.

Calculations are based on 194,311,958 shares of Class A Common Stock outstanding as of March 25, 2026, as set forth in the Issuer's Proxy Statement on Form DEF 14A filed with the SEC on April 8, 2026.
Sole power to vote or to direct the vote: See the information set forth in Row 5 on each cover page.
Shared power to vote or to direct the vote: See the information set forth in Row 6 on each cover page.
Sole power to dispose or to direct the disposition: See the information set forth in Row 7 on each cover page.
Shared power to dispose or to direct the disposition: See the information set forth in Row 8 on each cover page.

## Item 5. Ownership of 5 Percent or Less of a Class
This statement reports that the reporting person has ceased to be the beneficial owner of more than 5 percent of the class: yes

## Item 6. Ownership of More than 5 Percent on Behalf of Another Person
Not applicable.

## Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on by the Parent Holding Company or Control Person
Not applicable.

## Item 8. Identification and Classification of Members of the Group
Not applicable.

## Item 9. Notice of Dissolution of Group
Not applicable.

## Item 10. Certifications
Not applicable.

## Signatures
- BX Royal Aggregator LP: /s/ Robert Brooks, By: BCP VI/BEP Holdings Manager L.L.C., its general partner, By: Robert Brooks, Authorized Signatory (05/01/2026)
- BCP VI/BEP Holdings Manager L.L.C.: /s/ Robert Brooks, Robert Brooks, Authorized Signatory (05/01/2026)
- Blackstone Energy Management Associates L.L.C.: /s/ Robert Brooks, By: Blackstone EMA L.L.C., its sole member, By: Robert Brooks, Authorized Signatory (05/01/2026)
- Blackstone Management Associates VI L.L.C.: /s/ Robert Brooks, By: BMA VI L.L.C., its sole member, By: Robert Brooks, Authorized Signatory (05/01/2026)
- Blackstone EMA L.L.C.: /s/ Robert Brooks, Robert Brooks, Authorized Signatory (05/01/2026)
- BMA VI L.L.C.: /s/ Robert Brooks, Robert Brooks, Authorized Signatory (05/01/2026)
- RRR Aggregator LLC: /s/ Robert Brooks, Robert Brooks, Authorized Signatory (05/01/2026)
- BX Primexx Topco LLC: /s/ Robert Brooks, Robert Brooks, Authorized Signatory (05/01/2026)
- BCP VII/BEP II Holdings Manager L.L.C.: /s/ Robert Brooks, Robert Brooks, Authorized Signatory (05/01/2026)
- Blackstone Energy Management Associates II L.L.C.: /s/ Robert Brooks, By: Blackstone EMA II L.L.C., its sole member, By: Robert Brooks, Authorized Signatory (05/01/2026)
- Blackstone Management Associates VII L.L.C.: /s/ Robert Brooks, By: BMA VII L.L.C., its sole member, By: Robert Brooks, Authorized Signatory (05/01/2026)
- Blackstone EMA II L.L.C.: /s/ Robert Brooks, Robert Brooks, Authorized Signatory (05/01/2026)
- BMA VII L.L.C.: /s/ Robert Brooks, Robert Brooks, Authorized Signatory (05/01/2026)
- Blackstone Holdings III L.P.: /s/ Victoria Portnoy, By: Blackstone Holdings III GP L.P., its GP, By: Blackstone Holdings III GP Management L.L.C., its GP, By: Victoria Portnoy, MD - Assistant Secretary (05/01/2026)
- Blackstone Holdings III GP L.P.: /s/ Victoria Portnoy, By: Blackstone Holdings III GP Management L.L.C., its general partner, By: Victoria Portnoy, Managing Director - Assistant Secretary (05/01/2026)
- Blackstone Holdings III GP Management L.L.C.: /s/ Victoria Portnoy, Victoria Portnoy, Managing Director - Assistant Secretary (05/01/2026)
- Blackstone Inc.: /s/ Victoria Portnoy, Victoria Portnoy, Managing Director - Assistant Secretary (05/01/2026)
- Blackstone Group Management L.L.C.: /s/ Victoria Portnoy, Victoria Portnoy, Managing Director - Assistant Secretary (05/01/2026)
- Stephen A. Schwarzman: /s/ Stephen A. Schwarzman, Stephen A. Schwarzman (05/01/2026)